Exhibit 99.1

NetApp Completes Acquisition of SolidFire

Sunnyvale, Calif. — February 2, 2016 — NetApp, Inc. (NASDAQ: NTAP) today announced it has completed the acquisition of SolidFire. SolidFire combines the performance and economics of all-flash storage with a webscale architecture that radically simplifies data center operations and enables rapid deployments of new applications.

Customers now have access to the industry’s broadest all-flash portfolio to meet their needs for speed, scale and data services. Over time, SolidFire products will be incorporated into NetApp’s Data Fabric strategy, delivering seamless data management across flash, disk and cloud resources.

About NetApp

Leading organizations worldwide count on NetApp for software, systems and services to manage and store their data. Customers value our teamwork, expertise and passion for helping them succeed now and into the future. To learn more, visit www.netapp.com.

Press Contacts

Meghan Fintland

NetApp Inc.

1 925 785 9192

xdl-uspr@netapp.com

Investor Contact

Kris Newton

NetApp Inc.

1 408 822 3312

kris.newton@netapp.com

NetApp and the NetApp logo are trademarks of NetApp, Inc. All other marks are the property of their respective owners. Use of the word “partner” or “partnership” does not imply a legal partnership between NetApp and any other company.

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of NetApp’s future strategy and its impact on customers and partners. Actual results could differ materially due to a number of factors, including but not limited to: the response to the acquisition by the customers, employees, and strategic and business partners of both companies; the ability to retain key SolidFire and NetApp personnel; and NetApp’s ability to realize its broader strategic and operating objectives. These and other equally important factors are described in reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in our most recently submitted Annual Report on Form 10-K. We disclaim any obligation to update information contained in this press release whether as a result of new information, future events, or otherwise.